Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Melissa McHenry	Darcy Reese
Managing Director, External Communications	Managing Director, Investor Relations
614/716-1120	614/716-2614
FOR IMMEDIATE RELEASE

AEP REPORTS 2020 FIRST-QUARTER EARNINGS

•	First-quarter 2020 earnings $1.00 per share GAAP and $1.02 per share operating

•	Company reaffirms 2020 operating earnings (non-GAAP) guidance range of $4.25 to $4.45 per share and 5% to 7% long-term operating earnings growth rate

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter ended March 31
	2020	2019	Variance
Revenue ($ in billions):	3.7	4.1	(0.4)
Earnings ($ in millions):
GAAP	495.2	572.8	(77.6)
Operating (non-GAAP)	504.2	584.8	(80.6)
EPS ($):
GAAP	1.00	1.16	(0.16)
Operating (non-GAAP)	1.02	1.19	(0.17)

EPS based on 495mm shares in 1Q 2020, 493mm shares in 1Q 2019

COLUMBUS, Ohio, May 6, 2020 - American Electric Power (NYSE: AEP) today reported first-quarter 2020 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $495 million or $1.00 per share, compared with $573 million or $1.16 per share in first-quarter 2019. Operating earnings for first-quarter 2020 were $504 million or $1.02 per share, compared with first-

quarter 2019 operating earnings of $585 million or $1.19 per share. Operating earnings is a non-GAAP measure representing GAAP earnings excluding special items. The difference between first-quarter 2020 GAAP earnings and operating earnings was due to the mark-to-market impact of economic hedging activities and certain expenses related to the COVID-19 pandemic.
A full reconciliation of GAAP earnings to operating earnings for the quarter is included in the tables at the end of this news release.
“The continued health and safety of our employees, customers and communities has been our priority over the past few months as we’ve taken steps to ensure critical electric service during the pandemic. Our front line employees are working in smaller teams, practicing physical distancing, wearing facial coverings and taking other preventive measures. We also have nearly 12,000 of our employees working very effectively from home,” said Nicholas K. Akins, AEP chairman, president and chief executive officer.
“We temporarily suspended all service disconnections for non-payment and are putting in place longer term plans to help customers keep their accounts in good standing. We also created a team focused on proactively helping small business customers access federal and state loan programs. Additionally, the AEP Foundation has committed nearly $3 million in emergency response funding to support non-profit organizations across our service area,” Akins said.
“Our long-term investment strategy to enhance service for our customers and grow our contracted renewables business bolstered earnings for the quarter, despite the negative impacts of warmer than normal weather. Our Transmission Holding Co. business contributed 28 cents per share to earnings in the first quarter, an improvement of 3 cents over the first quarter last year. Net plant in that business increased by 18% since March 2019, primarily to address aging infrastructure.
“We continue to make progress on our $2 billion North Central wind projects and will proceed with that acquisition when approvals are complete. We have approvals from Arkansas, Oklahoma and FERC and expect to receive decisions on our settlement in Louisiana as well as a final order from Texas in the coming months,” Akins said.
“Our load projections for the year have been revised based on the economic impacts of the pandemic. We now expect residential load to grow by 3% for the year, but we are anticipating commercial and industrial load declines of 6% and 8%, respectively. In response, we’ve cut our planned operating and maintenance expense by $100 million. In addition, we are shifting $500 million of our planned 2020 capital spending to future years to support our credit metrics. We still plan to invest $33 billion in capital over the next five years, exclusive of the North Central wind projects.
“Based on unfavorable weather in the first quarter, our updated load forecast and the actions we have taken, we expect to be in the lower half of our existing 2020 operating earnings guidance range of $4.25 to $4.45 per share,” Akins said.

SUMMARY OF RESULTS BY SEGMENT
$ in millions

GAAP Earnings	1Q 20	1Q 19	Variance
Vertically Integrated Utilities (a)	245.3	302.4	(57.1)
Transmission & Distribution Utilities (b)	116.2	156.5	(40.3)
AEP Transmission Holdco (c)	140.6	124.2	16.4
Generation & Marketing (d)	28.4	40.1	(11.7)
Corporate and Other	(35.3)	(50.4)	15.1
Total GAAP Earnings	495.2	572.8	(77.6)

Operating Earnings (non-GAAP)	1Q 20	1Q 19	Variance
Vertically Integrated Utilities (a)	247.2	310.8	(63.6)
Transmission & Distribution Utilities (b)	117.0	156.6	(39.6)
AEP Transmission Holdco (c)	140.6	124.2	16.4
Generation & Marketing (d)	34.7	43.1	(8.4)
Corporate and Other	(35.3)	(49.9)	14.6
Total Operating Earnings (non-GAAP)	504.2	584.8	(80.6)

A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

(a)	Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Company of Oklahoma, Southwestern Electric Power and Wheeling Power.

(b)	Includes Ohio Power and AEP Texas.

(c)	Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures.

(d)	Includes AEP OnSite Partners, AEP Renewables, competitive generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO.

EARNINGS GUIDANCE
AEP management reaffirmed its 2020 operating earnings guidance range of $4.25 to $4.45 per share. Operating earnings could differ from GAAP earnings for matters such as impairments, divestitures or changes in accounting principles. AEP management is not able to forecast if any of these items will occur or any amounts that may be reported for future periods. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.
Reflecting special items recorded through the first quarter, the estimated earnings per share on a GAAP basis would be $4.23 to $4.43 per share. See the table below for a full reconciliation of 2020 earnings guidance.

2020 EPS Guidance Reconciliation

Estimated EPS on a GAAP basis	$4.23	to	$4.43

Mark-to-market impact of commodity hedging activities		0.01

COVID-19		0.01

Operating EPS Guidance	$4.25	to	$4.45

WEBCAST
AEP’s quarterly discussion with financial analysts and investors will be broadcast live over the internet at 9 a.m. Eastern today at http://www.aep.com/webcasts. The webcast will include audio of the discussion and visuals of charts and graphics referred to by AEP management. The charts and graphics will be available for download at http://www.aep.com/webcasts.
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. The company’s operating earnings, a non-GAAP measure representing GAAP earnings excluding special items as described in the news release and charts, provide another representation for investors to evaluate the performance of the company’s ongoing business activities. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company uses operating earnings data internally to measure performance against budget, to report to AEP’s Board of Directors and also as an input in determining performance-based compensation under the company’s employee incentive compensation plans.
American Electric Power, based in Columbus, Ohio, is focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. AEP’s approximately 17,400 employees operate and maintain the nation’s largest electricity transmission system and more than 221,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with approximately 31,000 megawatts of diverse generating capacity, including more than 5,200 megawatts of renewable energy. AEP’s family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, AEP Energy Partners, AEP OnSite Partners, and AEP Renewables, which provide innovative competitive energy solutions nationwide. For more information, visit aep.com.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: changes in economic conditions, electric market demand and demographic patterns in AEP service territories; the impact of pandemics, including COVID-19, and any associated disruption of AEP’s business operations due to impacts on economic or market conditions, electricity usage, employees, customers, service providers, vendors and suppliers; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; decreased demand for electricity; weather conditions, including storms and drought conditions, and AEP’s ability to recover significant storm restoration costs; the cost of fuel and its transportation, the creditworthiness and performance of fuel suppliers and transporters and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel; the availability of fuel and necessary generation capacity and the performance of AEP’s generation plants; AEP’s ability to recover fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire renewable generation, transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operation, cost recovery, and/or profitability of AEP’s generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including coal ash and nuclear fuel; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP’s ability to constrain operation and maintenance costs; prices and demand for power generated and sold at wholesale; changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation; AEP’s ability to recover through rates any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for coal and other energy-related commodities, particularly changes in the price of natural gas; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, OPEB, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting standards periodically issued by accounting standard-setting bodies; other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, naturally occurring and human-caused fires, cyber security threats and other catastrophic events; and the ability to attract and retain the requisite work force and key personnel.

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American Electric Power

Financial Results for Year-to-Date 2020
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2020
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings		245.3	116.2	140.6	28.4	(35.3)	495.2	$1.00

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	6.3	—	6.3	0.01
COVID-19 Charges	(b)	1.9	0.8	—	—	—	2.7	0.01
Total Special Items		1.9	0.8	—	6.3	—	9.0	$0.02

Operating Earnings (non-GAAP)		247.2	117.0	140.6	34.7	(35.3)	504.2	$1.02

Financial Results for Year-to-Date 2019
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2019
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings		302.4	156.5	124.2	40.1	(50.4)	572.8	$1.16

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	3.0	—	3.0	0.01
Severance Charges	(b)	8.4	0.1	—	—	0.5	9.0	0.02
Total Special Items		8.4	0.1	—	3.0	0.5	12.0	$0.03

Operating Earnings (non-GAAP)		310.8	156.6	124.2	43.1	(49.9)	584.8	$1.19

(a)	Reflected in Revenues and Income Tax Expense

(b)	Reflected in Other Operation Expenses and Income Tax Expense

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31
ENERGY & DELIVERY SUMMARY	2020	2019	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	8,262	9,216	(10.4)%
Commercial	5,366	5,633	(4.7)%
Industrial	8,475	8,545	(0.8)%
Miscellaneous	530	546	(2.9)%
Total Retail	22,633	23,940	(5.5)%

Wholesale Electric (in millions of kWh): (a)	3,618	5,804	(37.7)%

Total KWHs	26,251	29,744	(11.7)%

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	6,300	6,547	(3.8)%
Commercial	5,873	5,618	4.5%
Industrial	5,908	5,771	2.4%
Miscellaneous	182	176	3.4%
Total Retail (b)	18,263	18,112	0.8%

Wholesale Electric (in millions of kWh): (c)	390	638	(38.9)%

Total KWHs	18,653	18,750	(0.5)%

(a)	Includes Off-System Sales, municipalities and cooperatives, unit power, and other wholesale customers

(b)	Represents energy delivered to distribution customers

(c)	Primarily Ohio's contractually obligated purchases of OVEC power sold to PJM